Exhibit 99(a)

Press Release dated June 14, 2010

BEMIS REACHES AGREEMENT TO SELL

MENASHA, WI AND TULSA, OK FACILITIES

TO EXOPACK

FOR IMMEDIATE RELEASE

NEENAH, WI and SPARTANBURG, SC — June 14, 2010 — Bemis Company, Inc. (NYSE: BMS), a supplier of flexible packaging materials, today announced that it has signed a definitive agreement to sell the Company’s Menasha, Wisconsin, and Catoosa (Tulsa), Oklahoma, facilities to Exopack Holding Corp. (“Exopack”), an affiliate of private investment firm Sun Capital Partners, Inc.  The purchase price for the transaction is approximately $81 million payable in cash at closing, subject to certain post-closing adjustments. Terms of the transaction, which include production equipment and intellectual property, were not disclosed.

The two facilities focus on the production of plastic packaging for retail natural cheese and shrink bags for fresh red meat.

Under the terms of an order signed by the U.S. District Court for the District of Columbia on February 25, 2010, Bemis was required to divest the two facilities, which were part of its acquisition of Alcan Packaging Food Americas. The sale of the facilities is subject to regulatory approval.

Headquartered in Spartanburg, South Carolina, Exopack is a full-service paper and plastic flexible packaging solutions manufacturer that specializes in substrate development, film extrusion, printing, lamination, and converting of flexible packaging products.  In addition, its coatings division is known for advanced film coating technologies. Products manufactured by Exopack include microwave packaging, printed collation shrink films, laminated FFS materials, specialty bags and pouches, heavy duty shipping sacks, medical components and optical and electronic films.

“This purchase of the Menasha and Tulsa facilities reflects our commitment to our customers and other key stakeholders that we will continue to expand our capabilities and product offerings and strengthen the presence of the Exopack brand in the global marketplace,” said Jack Knott, Exopack Chairman and Chief Executive Officer. “We are pleased to welcome our newest Exopack employees and look forward to integrating these new facilities into our business.”

About Bemis Company, Inc.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide.  Founded in 1858, the Company is included in the S&P 500 index of stocks and reported pro forma 2009 net sales, giving effect to the Alcan Packaging

Food Americas acquisition, of $4.8 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting.  Headquartered in Neenah, Wisconsin, Bemis employs over 20,000 individuals in 84 manufacturing facilities in 13 countries around the world.  More information about the Company is available at our website, www.bemis.com.

About Exopack Holding Corp.

Currently managing seventeen production facilities strategically positioned across North America and the United Kingdom, as well as a global network of alliance partners, Exopack is an established leader in the development, manufacture, and sourcing of paper and plastic flexible solutions for various consumer and industrial end-use markets.  Exopack Holding Corp. is an affiliate company of Sun Capital Partners, Inc.  For more information, please visit www.exopack.com or call (877) 447-3539.

About Sun Capital Partners, Inc.

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in companies that can benefit from its in—house operating professionals and experience.  Sun Capital affiliates have invested in more than 225 companies worldwide with combined sales in excess of $40 billion since Sun Capital’s inception in 1995.  Sun Capital has offices in Boca Raton, Los Angeles, and New York, as well as affiliates with offices in London, Paris, Frankfurt, Luxembourg, Shanghai and Shenzhen. For more information, please visit www.SunCapPart.com.

For further information, contact:

Chris Swalm

Corporate Marketing Manager

Exopack Holding Corp.

(864) 596-7140

chris.swalm@exopack.com

Kristine Pavletich

Public Relations Specialist

Bemis Company, Inc.

(920) 527-5159

kapavletich@bemis.com

Alex Stanton

Stanton Public Relations & Marketing

(212) 780-0701 - direct

astanton@stantonPRM.com